Exhibit 11

Statement re computation of per-share earnings


Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reported period. Diluted per share data includes any dilution from potential common stock outstanding, such as the exercise of stock options.



                               Six Months Ended        Three Months Ended
                                   June 30,                 June 30,

                               2001        2000         2001        2000
                            __________  __________   __________  __________
Numerator:
  Net income(loss)          $6,021,000  $7,503,000   $2,673,000  $3,614,000
                            ==========  ==========   ==========  ==========

Denominator:
  Denominator for
  Basic income (loss)
  Per share -
  Weighted average
  Shares                     6,633,731   7,186,998    6,202,460   7,178,804

Dilutive potential
  Common shares -
  Employee stock
  Options                          533       5,522          580       4,996
                            __________  __________   __________  __________

Denominator for
  Diluted earnings
  (loss) per share -
  Adjusted weighted
  Average shares             6,634,264   7,192,520    6,203,040   7,183,800
                            ==========  ==========   ==========  ==========